Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report on Grande Communications Holdings, Inc. dated February 9, 2004, except for Note 15, as to which the date is April 20, 2004, and the use of our report on ClearSource, Inc. dated February 9, 2004 in the Registration Statement (Form S-1 No. 333-115602) and related Prospectus of Grande Communications Holdings, Inc. for the registration of 136,000 warrants representing 13,645,696 underlying shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

July 23, 2004